Exhibit 5.1

Onity Group Inc.

1661 Worthington Road, Suite 100

West Palm Beach, FL 33409

May 9, 2025

Onity Group Inc.

1661 Washington Road, Suite 100

West Palm Beach, Florida 33409

Ladies and Gentlemen:

I am the Deputy General Counsel for Onity Group Inc., a Florida corporation (the “Company”) and the opinion set forth below is being rendered in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

The Registration Statement relates to the offer and sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 2,111,787 shares (the “Shares”) of the Company’s Series B Perpetual Preferred Stock, par value $0.01 per share, (the “Series B Preferred Stock”), which were issued by the Company as consideration for the Company’s acquisition of all of the assets of Mortgage Assets Management, LLC (“MAM”) pursuant to that certain Amended and Restated Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of November 1, 2024, by and among the Company, PHH Mortgage Corporation, as buyer, MAM, and certain funds managed by Waterfall Asset Management LLC (collectively “Waterfall”).

The Company is registering the resale of the Shares by the Selling Stockholders as required by the Registration Rights Agreement, dated November 1, 2024 (the “Registration Rights Agreement”), between the Company and certain investment funds managed by Waterfall.

On October 25, 2024, the Company’s board of directors duly authorized the issuance of up to 2,400,000 shares of Series B Preferred Stock, the terms of which are set forth in the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Florida on November 1, 2024 (the “Articles of Amendment”).

In rendering the opinions expressed herein, I have examined (i) the Registration Statement; (ii) the Registration Rights Agreement; (iii) the Asset Purchase Agreement, (iv) the Amended and Restated Articles of Incorporation of the Company as amended as of the date hereof, including the Articles of Amendment; (v) the Amended and Restated Bylaws of the Company as amended as of the date hereof; and (vi) resolutions of the board of directors of the Company relating to the authorization and issuance of the Shares. I have also examined such other documents and instruments and have made such further investigations as I have deemed necessary or appropriate in connection with this opinion.

May 9, 2025

In expressing the opinions set forth below, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing any document. As to all parties, other than the Company, I have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers of the Company, the Selling Stockholders and Waterfall (including the factual representations and warranties set forth in the Asset Purchase Agreement and the Registration Rights Agreement), as well as the statements and representations of public officials and others.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations, assumptions and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

This opinion is limited to matters governed by the Florida Business Corporation Act.

The opinions and statements expressed herein are as of the date hereof. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention or any changes in applicable law which may hereafter occur.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and regulations of the Commission.

Respectfully submitted,

/s/ Leah E. Hutton
Leah E. Hutton
Senior Vice President and Deputy General Counsel
Onity Group Inc.